Exhibit 99.2

News Release

Media Contacts:
Telkonet Investor Relations, 240.912.1811, ir@telkonet.com
Garrett Axford, Georgina Garrett / Simon Jones, 866.940.9987, +44.1903.854900 mail@garrett-axford.co.uk

For Immediate Release

Telkonet Furthers Strategic Clean Technology Positioning through Restructuring
Telkonet restructures, including relocation of headquarters to Milwaukee, WI

December 21, 2009: Germantown, MD – Telkonet, Inc. (OTC Bulletin Board: TKOI), a Clean Technology company that develops and manufactures proprietary energy management and SmartGrid networking technology, is conducting a restructuring which includes the relocation of its offices from Germantown, Maryland to Milwaukee, Wisconsin. This transition is part of an ongoing focus to competitively position the company within the $50 billion SmartGrid and Clean Technology industries while achieving favorable cost reductions. This completes the Company’s corporate strategy to consolidate the Telkonet and EthoStream businesses into a single location. Also as part of the corporate restructuring, Telkonet has announced that its Chief Financial Officer Rick Leimbach will be leaving the Company to pursue other opportunities in the near future. Mr. Leimbach will be assisting the Company in the transition and will be continuing in his CFO role throughout the search process. The roles and responsibilities of the Company’s Germantown staff will be transferred to the Milwaukee location in 2010 and the Company is actively pursuing alternatives for its 16,400 square-foot office building in Germantown, MD.

Jason Tienor, President and CEO, commented, “The decision to consolidate Telkonet’s operations demonstrates our continued commitment to realign our business and operations, helping us achieve our growth and expansion goals. With this relocation strategy, we’re able to optimize our resources, positioning the Company to more effectively address the needs of the growing Clean Technology market. In addition, we look forward to becoming a significant part of the Clean Technology landscape in Wisconsin. This transition demonstrates our dedication to Wisconsin and further meets the conditions of our funding with the State to increase employment within Wisconsin. Rick Leimbach and his team have been a significant asset throughout Telkonet’s corporate transition. We’d like to thank them for their enormous contribution to the Company over many years and wish them every good fortune in their future careers.”

About Telkonet
Telkonet is one of the market-leading Clean Technology companies providing integrated, centrally-managed energy management and SmartGrid networking solutions to the emerging $50 billion SmartGrid and Energy Efficiency markets. As a provider of “negawatts,” Telkonet’s products improve energy consumption and reduce the demand for new energy generation. Telkonet is one of the top three occupancy-based energy management control providers in each of the hospitality, commercial, military, healthcare and education markets. The Company’s in-room energy management systems are lowering heating and cooling costs in over 170,000 rooms and are an integral part of various utilities’ green energy efficiency and rebate programs.

Primarily targeting SmartGrid and utility applications, Telkonet’s patented powerline communications (PLC) platform delivers cost-effective, robust networking, with real-time online monitoring and maintenance capabilities, increasing the reliability and energy efficiency across the entire utility grid. www.telkonet.com.

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All company, brand or product names are registered trademarks or trademarks of their respective holders.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company’s ability to obtain new contracts and accurately estimate net revenue due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company’s financial results, can be found in the Company’s Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (SEC).